Exhibit 10.1

225 West Wacker Drive Suite 3000 Chicago, Illinois 60606 cushmanwakefield.com

September 18, 2021

Ms. Michelle MacKay

via email

Dear Michelle,

Congratulations! I am pleased to present the following terms and conditions of your new role as President / Chief Operating Officer at Cushman & Wakefield Global, Inc. (“C&W” or the “Company”). This position reports to John Forrester. Your effective date will be January 1, 2022.

The below represents the offer in its entirety and supersedes and replaces all previous arrangements with C&W.

Salary

Your annualized salary will be $750,000, paid in bi-weekly installments less appriorate withholdings and deductions. You are eligible to be considered for a salary increase during the Company’s annual salary review process.

Annual Incentive Compensation

Beginning in 2022, you will be eligible for a discretionary annual target bonus award of $1,000,000, with payout of 0% to 200% of target based on the Company achievement of established financial metrics as well as personal goals. Bonus payments, in all cases, are paid at the sole discretion of the Company. An express condition of earning said bonus is continued employment through the bonus payment date, as allowed by state and federal law. Should employee leave employment for any reason prior to the bonus payment date, no bonus will have been earned and will not be payable as allowed by state and federal law.

Long-Term Incentive

Beginning in 2022, you will be eligible for a discretionary annual equity award with a fair value of $3,050,000 on the date of grant. Equity awards are subject to personal and business results, and Board approval. Equity awards are a combination of both time-based restricted stock units, subject to three-year pro-rata vesting; and performance-based units subject to three-year cliff vesting, as well as Company performance against established metrics. The number of shares granted to you will be contingent upon the per share fair market value on the grant date.

Benefits

As a full-time employee, you will have access to company-provided benefits as defined by the applicable summary plan descriptions and company policy. Additional details regarding benefit eligibility and options are defined further in the attached benefit summary. The Company reserves the right to modify any of its benefits, including the health and welfare plan, any time at the Company’s sole discretion and without prior notice.

PTO and Sick Leave

As a full-time employee, you will be eligible for unlimited paid time off as long as job responsibilities are fulfilled. Annually, you will be eligible for 5 Sick Leave days (or more, where required by law), which will be granted on a pro-rated basis from your start date,and granted in full at the beginning of each calendar year thereafter. Cushman & Wakefield also provides 11 company-paid holidays and one floating holiday.

Employment At-Will

Your employment with Cushman & Wakefield will be as an employee at-will, which means that either you or Cushman & Wakefield may terminate the employment relationship at any time with or without notice or cause. Also, like all employees, you will be expected to abide by the Company’s rules and standards, including acknowledging receipt of the Company’s policies. Policies contained therein are subject to modification as deemed necessary by the Company.

Termination of Employment

You are eligible to participate in the Cushman & Wakefield, Inc. Executive Employee Severance Pay Plan (“Severance Plan”). Under this plan, in the event your employment is terminated by the Company without cause, you will receive 12 months of your base pay as salary continuation and will be eligible to receive a discretionary pro-rated bonus for the applicable bonus year, as determined by the Company based on company and personal performance. All other terms of the Severance Plan remain in effect.

Confidentiality

The protection of confidential information and trade secrets is essential for Cushman & Wakefield for both the company’s and employees’ future security. To protect such information, employees may not disclose any trade secrets or confidential information (defined further in the Company’s policies). The Company’s Confidentiality Policy is ongoing even after employment with the Company terminates.

Non-Solicitation

In order to preserve the confidentiality of the information referred to in the “Confidentiality” paragraph above, and to protect C&W’s legitimate interests in their client relationships and goodwill, you agree that for a period of twelve (12) months following the termination of your relationship with C&W, subject to applicable law, you will observe and honor the terms and conditions of C&W’s Confidentiality and Non-Solicitation Policy.

Your signature on this offer letter indicates your acknowledgment and acceptance of the provisions set forth above as the full and complete statement of the terms and conditions of your employment with the Company.

If you have any questions or if I can provide you with further information, please do not hesitate to contact me. Again, congratulations on your new role!

Please execute one copy of this letter and return it to me by September 24, 2021.

Yours sincerely,

John Forrester

Global President

Signature:	/s/ Michelle MacKay
Michelle MacKay